Exhibit 10.35--Bonus Pool Arrangement


     Temecula Valley Bank ("Bank") has earmarked approximately 10% of the pre tax, pre bonus net income of Temecula Valley Bancorp Inc ("Company"), payable by the Bank, to pay annual incentive bonuses to certain officers of the Bank.

     Within the group entitled to participate in pool are the officers designated below as well as other officers of the Bank. The bonus paid to some officers is discretionary and for others, the amount is fixed in the Employment Agreement of the involved individual.

          For the year ended December 31, 2005, pursuant to the Employment Agreement of Stephen H. Wacknitz, CEO, President and Chairman of the Bank, he is entitled to receive 6% of the pre tax, pre bonus net income of the Company. For the year ended December 31, 2006, pursuant to his Employment Agreement, he is entitled to receive 5% of the pre tax, pre bonus net income of the Company.

          Pursuant to the Employment Agreement of William McGaughey, Executive Vice President/ Chief Operating Officer, he is entitled to receive the greater of $100,000 or 1.5% of the pre-tax net income of the Company, payable by the Bank.

          Upon the recommendation of the Executive Compensation Committee and approval by the Board of Directors, the following executives may receive an annual incentive bonus based upon performance:

          a.   James Andrews, Executive Vice President/Real Estate Industries
               Group
          b.   Donald A. Pitcher, Executive Vice President/Chief Financial
               Officer
          c.   Thomas Shepherd, Executive Vice President/Chief Credit Officer
          d.   Scott J. Word, Executive Vice President/ Senior Lending Officer